Exhibit 5.1

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

davispolk.com

EXHIBITS 5.1 AND 23.2

OPINION OF DAVIS POLK & WARDWELL LLP

February 27, 2025

Match Group, Inc.

8750 North Central Expressway, Suite 1400

Dallas, TX 75231

Ladies and Gentlemen:

We have acted as counsel for Match Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to Registration Statement on Form S-8 (File No. 333-239711) (the “Prior Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to certain shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Match Group, Inc. 2024 Stock and Annual Incentive Plan (the “2024 Plan”), such shares of Common Stock having originally been authorized for issuance under the Match Group, Inc. Amended and Restated 2017 Stock and Annual Incentive Plan (as amended, the “2017 Plan”) pursuant to the Prior Registration Statement.

On June 21, 2024 (the “Effective Date”), the Company’s stockholders approved the 2024 Plan, which replaced and succeeded the 2017 Plan. The aggregate number of shares of Common Stock available for issuance under the 2024 Plan is (i) 6,000,000 shares of Common Stock newly authorized for issuance under the 2024 Plan, plus (ii) the number of shares of Common Stock that remained available for issuance under the 2017 Plan as of the Effective Date, plus (iii) the number of shares of Common Stock underlying any outstanding equity award previously granted under the 2017 Plan that become available for issuance again under the terms of the 2017 Plan upon the termination, forfeiture, expiration or lapse of such award. As of the Effective Date, a total of 11,926,467 shares of Common Stock previously registered under the Prior Registration Statement remained available for issuance under the 2017 Plan pursuant to clause (ii) above and a total of 7,785,267 shares of Common Stock previously registered under the Prior Registration Statement were subject to outstanding equity awards previously granted under the 2017 Plan pursuant to clause (iii) above (the shares described in (a) and (b), the “2017 Plan’s Shares”).

We, as your counsel, have examined originals or copies of such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Upon the basis of the foregoing, we are of the opinion that as of the date hereof, the 2017 Plan’s Shares issuable pursuant to the 2024 Plan have been duly authorized and, when and to the extent issued pursuant to the Plan upon receipt by the Company of adequate consideration for the shares of Common Stock specified therein, will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York, and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP